Exhibit (a)(1)

TRITON PACIFIC INVESTMENT CORPORATION, INC.

ARTICLES SUPPLEMENTARY

TRITON PACIFIC INVESTMENT CORPORATION, INC., a Maryland corporation having its principal office in Los Angeles, California (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 5.4 of the Fourth Amended and Restated Articles of Incorporation of the Corporation (the “Charter”), the Board of Directors of the Corporation has divided and classified the shares of the Corporation’s common stock, $0.001 par value per share (“Common Stock”) as two classes of Common Stock. The two classes of Common Stock are designated Class A Common Stock and Class T Common Stock and shall consist, until further changed, of Thirty-Seven Million Five Hundred Thousand (37,500,000) shares of Class A Common Stock and Thirty-Seven Million Five Hundred Thousand (37,500,000) shares of Class T Common Stock. The Board of Directors further has redesignated all of the currently outstanding shares of the Corporation’s Common Stock as shares of Class A Common Stock.

SECOND: The shares of Class A Common Stock and Class T Common Stock shares of the Corporation shall represent the same interest in the Corporation and have identical voting, dividend, liquidation and other rights; provided, however, that notwithstanding anything in the Charter of the Corporation to the contrary:

(1)          shares of Class A Common Stock and Class T Common Stock may be issued and sold subject to such different front-end sales loads, distribution fees, contingent deferred sales charges, or front-end sales loads and contingent deferred sales charges as the Board of Directors shall from time to time establish with respect to each such class in accordance with the Investment Company Act of 1940 (the “1940 Act”), the terms of any exemptive order granted by the Securities and Exchange Commission (the “SEC”) pursuant to the 1940 Act, and applicable rules and regulations of the Financial Industry Regulatory Authority (FINRA”);

(2)          subject to compliance with the requirements of the 1940 Act, each share of Class T Common Stock shall automatically convert, without action by the stockholders, into a number of shares of Class A Common Stock based on the relative net asset value per share for each class at such time upon (i) a Liquidity Event (as defined herein), (ii) the Corporation’s dealer manager advising the Corporation that the aggregate underwriting compensation payable from all sources (determined in accordance with applicable FINRA rules), including upfront selling commissions, distribution fees and contingent deferred sales charges, if any, and any other underwriting compensation with respect to all shares of Class A Common Stock and Class T Common Stock would be in excess of 10% of the gross proceeds in a public offering registered with the SEC, or (iii) the total underwriting compensation from the upfront selling commissions and distribution fees attributable to such share of Class T Common Stock reaching a “sales charge cap” determined by resolution of the board of directors and described in a prospectus for such class as and to the extent required by the 1940 Act and the rules and regulations thereunder.

If any shares of Class T Common Stock are converted pursuant to clause (ii), above, and if there are outstanding shares that are identifiable by the Corporation as having been issued pursuant to a distribution reinvestment plan with respect to distributions attributable to the converted shares or as a stock dividend with respect to the converted shares, then the identified shares shall automatically convert, without action by the holder thereof, into a number of shares of Class A Common Stock based on the relative net asset value per share for the applicable class at such time. As used herein, the term “Liquidity Event” shall mean (a) the listing of the Common Stock on a national securities exchange, (b) a sale or merger in a transaction that provides stockholders of the Corporation with cash and/or securities of a publicly traded company or (c) a sale of all or substantially all of the assets of the Corporation for cash or other consideration; and

(3)          as to any matter with respect to which a separate vote of the holders of a particular class of shares of the Corporation is required by the 1940 Act, the terms of any exemptive order granted by the SEC pursuant to the 1940 Act, or the Maryland General Corporation Law, such requirement as to a separate vote by that class shall apply in lieu of a general vote of all classes; in the event that the separate vote requirement referred to in the preceding clause applies with respect to one or more classes, then, subject to the following clause, the shares of all other classes not entitled to a separate class vote shall vote as a single class; and, except as required otherwise by the 1940 Act, the terms of any exemptive order granted by the SEC pursuant to the 1940 Act, or the Maryland General Corporation Law, the holders of a particular class of the Corporation’s shares shall not be entitled to vote as to any matter which does not affect the interest of that class.

THIRD: The foregoing does not increase the authorized capital stock of the Corporation.

FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

IN WITNESS WHEREOF, Triton Pacific Investment Corporation, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Chief Financial Officer on this 17th day of February, 2016.

TRITON PACIFIC INVESTMENT CORPORATION, INC.

By:	/s/ Craig Faggen
Craig Faggen, President

Attest:

/s/ Michael Carroll
Michael Carroll, Chief Financial Officer

THE UNDERSIGNED, President of Triton Pacific Investment Corporation, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

/s/ Craig Faggen
Craig Faggen, President

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